Exhibit (10)F(ii)

ECOLAB INC.

1988 NON-EMPLOYEE DIRECTOR

STOCK OPTION PLAN

AMENDMENT

Pursuant to Paragraph 7 of the Ecolab Inc. 1988 Non-Employee Director Stock Option Plan (“Plan”) and resolutions of the Company’s Board of Directors, dated May 11, 2001, the Company amends the Plan as set forth below.  Words and phrases used herein with initial capital letters which are defined in the Plan are used herein as so defined.

1.               Section 5(b)(iv) of the Plan is amended in its entirety to read as follows:

“(iv)  Manner of Option Exercise.  An Option may be exercised by an Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by giving written notice of exercise to the Company at its principal executive office (such notice to specify the particular Option that is being exercised and the number of shares with respect to which the Option is being exercised) accompanied by payment, of the total purchase price of the shares to be purchased under the Option.  The total purchase price of the shares may be paid entirely in case (including check, bank draft or money order), by tendering a broker exercise notice, by tendering shares or attesting to ownership thereof of Common Stock already owned by the Optionee (“Previously Acquired Shares”) or by a combination thereof; provided, however, that any such Previously Acquired Shares so tendered or attested to by an Optionee must be “mature” shares, as such term may be defined from time to time by the Financial Accounting Standards Board or any successor body and otherwise acceptable to avoid a charge or expense for the purposes of financial reporting.  For purposes of such payment, Previously Acquired Shares will be valued at their Fair Market Value on the exercise date.  The Company shall not be required to sell or issue any shares under any outstanding Option if, in the sole opinion of the Committee, the issuance of such shares would constitute a violation by the Optionee or the Company of any applicable law or regulation of any governmental authority, including without limitation federal and state securities laws.”

2.               Section 5(b)(vii) of the Plan is amended in its entirety to read as follows:

“(vii)  Withholding.  The Company may require an Optionee to promptly pay the Company the amount of any federal, state or local withholding tax attributable to the Optionee’s exercise of an Option before acting on the Optionee’s notice of exercise of the Option.  An Optionee may satisfy any such withholding tax obligation by tendering a broker exercise notice, by tendering or attesting to ownership of Previously Acquired Shares, by electing to withhold shares of Common Stock that are to be issued upon exercise of an Option, or by a combination of such methods, provided that (i) amounts withheld shall not exceed the Company’s statutory minimum withholding obligation for federal and state tax purposes, including payroll taxes, and (ii) any use of Previously Acquired Shares or withholding shall be otherwise acceptable to avoid a charge or expense for financial reporting purposes.  For purposes of satisfying an Optionee’s withholding tax obligation, Previously Acquired Shares tendered or covered by an attestation and shares withheld shall be valued at their Fair Market Value on the exercise date.”

3.               This amendment shall be effective as of May 11, 2001.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officers and its corporate seal affixed, as of May 11, 2001.

ECOLAB INC.

(Seal)		By:	/s/ Lawrence T. Bell
Lawrence T. Bell Senior Vice President-Law and General Counsel

Attest:	/s/ Sheila B. Holt
Sheila B. Holt